Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-38372 on Form S-8 of F.N.B. Corporation of our report dated June 20, 2007, appearing in this Annual Report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan included for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC

South Bend, Indiana
June 25, 2007